UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 22, 2006

BROOKSTONE, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	0-21406	06-1182895
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

ONE INNOVATION WAY, MERRIMACK, NH	03054
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 603-880-9500.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Brookstone, Inc. (the “Company”) and Michael Anthony, the former President and Chief Executive Officer of the Company have entered into a Separation Agreement, effective as of June 22, 2006, pursuant to which the employment agreement entered into by Mr. Anthony with the Company was terminated, with the exception of certain restrictive covenants, including covenants regarding non-competition, non-solicitation and non-disparagement. Under the terms of the separation agreement, Mr. Anthony’s right to additional compensation from the Company was terminated, except that Mr. Anthony’s Company-sponsored medical and dental benefits will be continued until October 2008. Mr. Anthony will receive the payments due to him under the Company’s Defined Contribution Supplemental Retirement Plan in five equal installments commencing in June 2007. In addition, OSIM Brookstone Holdings, L.P., or OBH LP, the indirect parent of the Company, has exercised its right to repurchase all of the equity held by Mr. Anthony in OBH LP and OSIM Brookstone Holdings, Inc. for Mr. Anthony’s cost price in such equity, payable in three equal installments.

Item 1.02 Termination of a Material Definitive Agreement.

In accordance with the terms of the Separation Agreement described in Item 1.01, the employment agreement between the Company and Mr. Anthony, dated October 4, 2005, was terminated, with the exception of certain restrictive covenants. Mr. Anthony left the Company on April 18, 2006 to pursue other interests. Except as provided in the Separation Agreement, all rights of Mr. Anthony maintained under the employment agreement following his termination of employment, including his rights to receive his base salary, bonus and benefits, were terminated pursuant to the terms of the Separation Agreement.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

June 28, 2006

By: /s/ Philip W. Roizin

Philip W. Roizin

Executive Vice President,

Finance and Administration,

Treasurer and Secretary

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